CERTIFICATE OF AMENDMENT

                                       TO

                      AMENDED AND RESTATED CERTIFICATE AND

                       AGREEMENT OF LIMITED PARTNERSHIP OF

                            DORCHESTER HUGOTON, LTD.

                                  April 3, 1998



     This Certificate of Amendment to Amended and Restated Certificate and Agreement of Limited Partnership of Dorchester Hugoton, Ltd., a Texas limited partnership (the "Partnership") is made and adopted on behalf of the Partnership by P.A. Peak, Inc., a Delaware corporation ("Peak") and James E. Raley, Inc., a Delaware corporation ("Raley"), the General Partners (herein so called) of the Partnership.

     A. The Partnership was originally formed by the filing of a Certificate and Agreement of Limited Partnership in the office of the Secretary of State of Texas on June 17, 1982. The original Certificate and Agreement was amended and restated by that certain Amended and Restated Certificate and Agreement of Limited Partnership of the Partnership filed in the office of the Secretary of State of Texas on August 20, 1982 and subsequently amended by Certificates of Amendment filed in the office of the Secretary of State of Texas on or about July 30, 1985, October 20, 1987, November 10, 1988, August 3, 1989, April 26,
1990,  August 30, 1990,  February 15, 1991,  December 29, 1994,  August 9, 1995,
July 2, 1997, and December 15, 1997 (as so amended, the "Restated Certificate and Agreement").

     B. Effective September 1, 1992, the Partnership became subject to and thereafter governed by the Texas Revised Limited Partnership Act (the "TRLPA").

     C.  The  General  Partners  hereby  amend  the  Restated   Certificate  and
Agreement, as permitted by and in accordance with the TRLPA and Section 11.03 of the Restated Certificate and Agreement, as follows:

     1. Effective March 1, 1998 Section 3.08(a) of the Restated Certificate and Agreement is hereby amended in its entirety to read as follows:

          3.08 COMPENSATION OF GENERAL PARTNERS.

          (a) Subject to the provisions of Section 3.08(b) below, in addition to reasonable severance payments, the General Partners shall be entitled to receive reasonable compensation from the Partnership for services rendered in operating and managing the Partnership in an annual aggregate amount equal to $350,000 plus one percent (1%) of Gross Income, or such lesser amount as the General Partners may from time to time determine is appropriate. The compensation and severance payments payable to the General Partners under this Section 3.08(a) shall be divided among the General Partners equally or as they may otherwise mutually agree. For purposes of this Section, the term "Gross Income" shall mean the annual gross income of the Partnership from the Partnership Properties.


          IN WITNESS WHEREOF, this Certificate of Amendment to Amended and Restated Certificate and Agreement of Limited Partnership of Dorchester Hugoton, Ltd. has been executed by the following General Partners on the date(s) indicated below, to be effective as of the day and year this Certificate of Amendment is filed in the office of the Secretary of State of Texas.

                                   GENERAL PARTNER:

                                   P.A. PEAK, INC.

DATED:  March 26, 1998              By:________________________________
                                             Preston A. Peak, President
                                    Address: 4208 Thanksgiving Tower
                                             1601 Elm Street
                                             Dallas, Texas 75201


                                   GENERAL PARTNER:

                                   JAMES E. RALEY, INC.

DATED:  March 26, 1998              By: ________________________________
                                             James E. Raley, President
                                    Address: 9666 Atherton Drive
                                             Dallas, Texas 75243